SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) January 30, 1997

                             Mercury Finance Company
               (Exact name of registrant as specified in charter)


    Delaware                         1-10176          36-3627010
(State of other jurisdiction       (Commission       (IRS Employer
   of incorporation)               File Number)     Identification No.)



100 Field Drive, Lake Forest, Illinois                      60045
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (847) 295-8600





                                       N/A
          (Former name or former address, if changed since last report)



Item 5.   Other Events.

     The Company has been named as a defendant in a variety of lawsuits generally arising from the Company's announcement on January 29, 1997 that it would restate its earnings for fiscal years ended December 31, 1993 through December 31, 1996 as a result of accounting irregularities. To date, twenty-six actions have been filed in federal court in Chicago, one has been filed in federal court in Grand Rapids, Michigan, three have been filed in Illinois state court, and seven have been filed in Delaware state court. The captions and case numbers for each of these cases is set forth on Exhibit 99.1.

     Each of the federal lawsuits is a class action which alleges claims under
Section 10 of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. These lawsuits name one or more officers or directors of the Company as additional defendants, and some of the lawsuits name the Company's previous independent accountant, KPMG Peat Marwick LLP ("KPMG"), as an additional defendant. Two of the Illinois state court actions are class actions alleging claims under the Illinois Securities Act, the Illinois Consumer Fraud and Deceptive Business Practices Act and common law claims of fraud and negligent misrepresentation. The third Illinois state court action is a derivative action which seeks to recover damages on behalf of the Company from certain of the Company's officers and directors. Each of the seven Delaware state court actions is a derivative action which seeks to recover damages on behalf of the Company from certain of the Company's officers and directors.
Some of the Delaware actions also name KPMG as an additional defendant.

     The Securities and Exchange Commission is investigating the events giving rise to the accounting irregularities. Those events are also under investigation by the United States Attorney for the Northern District of Illinois and the Federal Bureau of Investigation, which executed a search warrant on the Company's premises on February 3, 1997. The Company is cooperating fully in these investigations.



Item 7.   Financial Statements and Exhibits.

     (c)  Exhibits.

          Exhibit No.    Description of Document

          99.1 Captions and case numbers of certain pending litigation.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Mercury Finance Company

Date:  March 5, 1997          By:  Bradley Vallem
                              Its:  AVP & Treasurer